EXHIBIT 23.1



                       Consent of Independent Accountants


The Board of Directors
Vitesse Semiconductor Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Vitesse Semiconductor Corporation of our report dated October 19, 2001, relating to the consolidated balance sheets of Vitesse Semiconductor Corporation and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2001, and related schedule, which report appears in the September 30, 2001, annual report on Form 10-K of Vitesse Semiconductor Corporation.


/s/KPMG LLP


Los Angeles, California
March 14, 2002